Exhibit 99.1

Marina Biotech Announces Financing for up to $8.7 Million

Bothell, WA, November 5, 2010—Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, announced today that it has entered into a securities purchase agreement with investors to sell up to $8.7 million in common stock. Under the terms of the agreement, the Company will immediately sell approximately 1.8 million shares of its common stock at $1.84 per share in an initial financing with gross proceeds of $3.3 million, which represents a 9.4% discount to the previous day close. Additionally, as part of the transaction, the investors also will receive a subscription unit to purchase up to an additional 2.4 million shares at any time up to 16 months after the initial closing at no greater than $2.21 per share, which could yield up to an additional $5.4 million in gross proceeds. Marina Biotech may require the investors to exercise their subscription units four months after the closing of the financing, subject to stock price and trading volume considerations.

Marina Biotech anticipates using a portion of the net proceeds from the financing to fund development of its recently acquired compound for Familial Adenomatous Polyposis (FAP), pre-IND expenses associated with our pre-clinical programs in bladder and liver cancer, and research and development expenses associated with our RNAi drug discovery platform.

LifeTech Capital, a Division of Aurora Capital, LLC, acted as the placement agent in connection with this offering.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A shelf registration statement relating to the common stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov, or via written request to Marina Biotech, Inc., 3830 Monte Villa Parkway, Bothell, WA, 98021. Attention: Investor Relations.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs—in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Marina Biotech, Inc.

Pete Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com